090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20130566657-01
Ross Miller	Filing Date and Time
Secretary of State	08/28/2013 11:39 AM
State of Nevada	Entity Number
	E0325402010-6

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Authentic Teas, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 of the Articles of Incorporation of the Corporation is hereby amended by adding the following as the last paragraph of Article 3:

Immediately upon the effectiveness of this Amendment to the Corporation's Articles of Incorporation pursuant to Nevada Revised Statutes (the "Effective Time"), each one (1) of the issued and outstanding shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock"), shall be automatically be converted into three (3) shares of Common Stock, as constituted following the Effective Time. The authorized Common Stock shall remain 100,000,000 shares and the par value of the Common Stock shall remain $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 68.6%

4. Effective date and time of filing: (optional) Date: 9/13/2013 Time: 6:30 PM (EST)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.